UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 1, 2024

NEKTAR THERAPEUTICS

(Exact Name of Registrant as Specified in Charter)

Delaware	0-24006	94-3134940
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

455 Mission Bay Boulevard South

San Francisco, California 94158

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (415) 482-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	NKTR	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On November 1, 2024, Nektar Therapeutics, a Delaware corporation (“Nektar”), entered into an Asset Purchase Agreement (the “APA”) with an affiliate of Ampersand Management LLC d/b/a Ampersand Capital Partners, a Delaware limited liability company (said affiliate, “Purchaser”). Pursuant to the APA, on the terms and subject to the conditions set forth therein, Nektar has agreed to sell to Purchaser, and Purchaser has agreed to purchase from Nektar, Nektar’s manufacturing facility located in Huntsville, Alabama (the “Facility”) and certain other manufacturing assets related thereto, as well as assume certain related liabilities (collectively, the “Transactions”).

The total base purchase price payable by Purchaser to Nektar at the closing of the Transactions is $90 million (subject to customary adjustments based on closing net working capital, closing inventory and the amount of any indebtedness assumed by Purchaser), consisting of $70 million in cash and $20 million in an equity position in a parent entity of Purchaser (which equity position will be accounting for at fair value under U.S. GAAP). Ampersand has also committed to invest additional growth equity capital into Purchaser.

The closing of the Transactions is expected to occur in the fourth quarter of 2024, subject to the satisfaction or waiver of certain customary closing conditions set forth in the APA.

The APA contains customary representations and warranties of Nektar and Purchaser. Nektar has agreed to provide certain specific and customary indemnities to Purchaser for certain excluded liabilities not covered by a representation and warranties policy to be obtained by Purchaser in connection with the Transactions. In addition, the APA contains certain restrictive covenants, which will restrict, as of the closing of the Transactions, Nektar’s ability to manufacture and sell PEG reagents as presently conducted by Nektar at the Facility.

In addition, the APA provides that, at the closing of the Transactions, each of Nektar and Purchaser will enter into certain ancillary and customary agreements to effect the Transactions, including a mutual transition services agreement, and one or more manufacturing and supply agreements.

The foregoing description of the APA and the Transactions does not purport to be complete and is qualified in its entirety by reference to the full text of the APA. The APA (with certain confidential terms redacted, as indicated thereon) is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference. The APA has been filed to provide information regarding its terms. The APA is not intended to modify or supplement any factual disclosures about Nektar or the Facility in any public reports filed or to be filed with the U.S. Securities and Exchange Commission (the “SEC”) by Nektar. In particular, the assertions embodied in the representations, warranties, and covenants contained in the APA will be made only for purposes of the APA and as of specified dates, will be solely for the benefit of the parties to the APA, and will be subject to limitations agreed upon by the parties to the APA. Moreover, certain representations and warranties in the APA are intended for the purposes of allocating risk between the parties to the APA instead of establishing matters of fact. Accordingly, the representations and warranties in the APA may not constitute the actual state of facts about Nektar, Nektar’s business, the Facility or Purchaser. The representations and warranties set forth in the APA may also be subject to a contractual standard of materiality different from that generally applicable under federal securities laws. Investors should not rely on the representations, warranties, or covenants or any descriptions thereof as characterizations of the actual state of facts or the actual condition of Nektar, Nektar’s business, the Facility or any of Nektar’s subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of this report, which subsequent information may or may not be fully reflected in Nektar’s public disclosures.

Item 7.01 Regulation FD Disclosure.

A copy of Nektar’s press release announcing the execution of the APA and the Transactions is attached to this report as Exhibit 99.1. The information contained in Exhibit 99.1 is being furnished pursuant to Item 7.01 of this Form 8-K (including the exhibits hereto) and shall not be considered “filed” under the Securities Exchange Act of 1934, as amended, nor shall it be incorporated by reference into any of the registrant’s filings under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, unless the registrant expressly states in such filing that such information is to be considered “filed” or incorporated by reference therein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
1.1	Asset Purchase Agreement, dated as of November 1, 2024, between Nektar and Purchaser.
99.1	Press Release.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEKTAR THERAPEUTICS

Date: November 4, 2024	By:	/s/ Mark A. Wilson
Mark A. Wilson
Chief Legal Officer and Secretary

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